Exhibit 99.1
For Immediate Release:

CONTACT:                  Alsius Corporation
                                       Brett L. Scott, 949-453-0150
                                       Chief Financial Officer
                                       bscott@alsius.com

Alsius Corporation Reports Third Quarter 2007 Financial Results

—Company to Host Conference Call/Webcast at 4:30p.m. Eastern Time Today—

Irvine, Calif., November 13, 2007 -- Alsius Corporation (Nasdaq: ALUS), a worldwide leader in advanced patient temperature management therapies, today reported financial results for its third quarter ended September 30, 2007.

Third Quarter 2007 Financial Results

Revenue for the third quarter of 2007 was $1.9 million, compared to $1.8 million in the third quarter of 2006. Net loss for the third quarter of 2007 was $5.3 million, or $0.29 per share, compared to $4.6 million, or $0.42 per share, for the third quarter of 2006.

“We believe the continued adoption of our intravascular temperature management systems, and improving catheter utilization rates, represents the beginning of a much broader market opportunity,” said Bill Worthen, President and CEO of Alsius.  “The critical care community is increasingly recognizing the importance of body temperature as a vital sign, and we believe healthcare providers are recognizing that Alsius systems provide patients with improved outcomes. This is evident in our U.S. sales, which were the highest ever in the third quarter.”

In the third quarter of 2007, gross profit was $0.6 million, compared to $0.3 million in the third quarter of 2006. Total operating expenses in the third quarter of 2007 were $5.8 million compared to $2.7 million in the same period of 2006.  Included in the cost of revenue and operating expenses for the third quarter of 2007 were non-cash, stock compensation expenses of $1.9 million compared to less than $0.1 million for the third quarter of 2006.

Cash and cash equivalents were $29.5 million at September 30, 2007, compared to $0.6 million at December 31, 2006. Cash used during the third quarter of 2007 included repayment of debt, redemption of common stock following Alsius' merger with Ithaka in June 2007, and the warrant repurchase program announced in the third quarter, which has been suspended for the time being.

Recent Highlights and Accomplishments

During the third quarter, Alsius announced that it was awarded an exclusive three-year sales, marketing and customer service contract from Amerinet.  Amerinet is a leading hospital group purchasing organization serving more than 2,200 acute care facilities across the country.  The agreement positions Alsius as the sole provider of intravascular temperature management systems to Amerinet hospitals.

In addition to this announcement, Alsius also noted the following recent achievements:

•
The peer-reviewed journal, Critical Care, published a study in August comparing the various cooling methods and concluded that, of all the modalities, Alsius intravascular cooling demonstrated the fastest cooling rates and was the most reliable for maintaining stable body temperature. The study evaluated Alsius intravascular temperature management, conventional (cold intravenous fluids and/or cold packs), water and air circulating blankets and water circulating gel-coated pads.

•
Key opinion leaders presented various studies of Alsius’ temperature management systems at major international academic meetings including the Congress of Neurological Surgeons, the American College of Surgeons, European Burns Association, the International Hypothermia Symposium, the Southeast Regional Burn Conference and the Neurocritical Care Society annual meeting.

•
Alsius sold its first units to hospitals for use in surgical warming, which these customers plan to use to increase core body temperature in burn victims undergoing surgery to excise or graft skin.  These sales mark the very beginning of a broader market opportunity in therapeutic warming.

•
An existing customer, one of the early adopters of the company’s technology, purchased its tenth temperature management system, reflecting expanded use in the intensive care unit, critical care unit and operating rooms.

“In September, the media reported that surgeons treating Kevin Everett, a professional football player who suffered a spinal cord injury during a game, used our CoolGard 3000 and an experimental protocol developed by Dr. Barth Green of the University of Miami and the Miami Project to Cure Paralysis. We continue to offer our sincere wishes to Mr. Everett for his continued recovery,” added Mr. Worthen.  “We hope that hospitals will take note of the potential for intravascular cooling to fundamentally transform trauma practice and emergency medicine.”

Nine Month Financial Results

Revenue for the first nine months of 2007 was $6.4 million compared to $4.0 million for the first nine months of 2006.  For the first nine months, gross profit was $1.0 million compared to a loss of $0.5 million for the same period the prior year.  The nine month net loss was $16.6 million, or a loss per share of $1.21, compared to $12.8 million, or a loss per share of $1.16, in the same period a year ago.  Included in the nine month expenses were non-cash, stock compensation expenses of $2.1 million compared to $0.4 million in the year earlier period.

Outlook and Guidance

In the Alsius press release on October 12, the company indicated that it expects 2007 full year revenue to be in a range of $8.5 to $9.5 million. At this stage in the company’s life cycle, revenue growth is principally driven by system sales which can vary from quarter to quarter due to a number of factors.  As a result, Alsius is not currently providing guidance beyond 2007.  Alsius’ qualified pipeline of prospects for system sales continues to grow.   Over time, the company believes that the installed base of systems will help to provide a more predictable and growing stream of revenue from the sale of catheters and other disposables.

Conference Call Details

Alsius will host a conference call and webcast on November 13, 2007 at 4:30 p.m. Eastern Time.  To participate in the teleconference, participants in the U.S. and Canada may call 800-992-7415 while international callers should dial 913-981-4912. No password is required for the live teleconference. To access the webcast, please go to the Investor Relations page on our website www.alsius.com.

A replay of the conference call webcast will be available 90 minutes after the call concludes November 13 through November 30, 2007.  For replays, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international).  The replay password is 1448830. An archived copy of the webcast will also be available in the Investor Relations tab of www.alsius.com.

About ALSIUS

Alsius, headquartered in Irvine, CA, is a commercial-stage medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in certain critical conditions and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address the need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients.

Alsius' products consist of the CoolGard and Thermogard systems and three families of single-use catheters. The systems are computer-controlled temperature regulation units that circulate cool or warm saline in a closed-loop through balloons that surround the catheters. Alsius' catheters are inserted into a major vein through a patient's neck or groin and achieve rapid and precise temperature management through contact with the patient's blood flow. Unlike conventional external temperature management products, such as cooling and warming blankets and ice packs, Alsius' intravascular products cool and warm the patient from the inside out, more effectively managing body temperature and allowing caregivers easier access to administer patient care. For more information, visit www.alsius.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Alsius' future business performance and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "position," "achieve," and similar expressions. These statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ significantly from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein, except as required by law.

--Tables to follow--

ALSIUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue	$1,880	$1,772	$6,405	$4,021
Cost of revenue*	1,272	1,516	5,386	4,533
Gross margin	608	256	1,019	(512)

Operating expenses *:
Research and development	1,002	690	2,595	2,080
Sales and marketing	2,723	1,346	7,755	4,027
General and administrative	2,104	638	3,825	3,443
Total operating expenses	5,829	2,674	14,175	9,550
Loss from operations	(5,221)	(2,418)	(13,156)	(10,062)
Interest and dividend income	385	13	438	72
Interest expense	(418)	(586)	(3,773)	(1,098)

Other income (expense)	2	(1,585)	(79)	(1,663)
Net loss	$(5,252)	$(4,576)	$(16,570)	$(12,751)
Net loss per share- basic and diluted	$(0.29)	$(0.42)	$(1.21)	$(1.16)
Weighted average shares outstanding-basic and diluted	18,297	10,974	13,735	10,974

     * Stock-based compensation is included in the above amounts as follows:

Cost of revenue	$129	$5	$139	$17
Research and development	333	12	357	36
Sales and marketing	544	(14)	628	103
General and administrative	890	39	1,001	283
Total	$1,896	$42	$2,125	$439

ALSIUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share data)

	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$29,495	$647
Accounts receivable, net of allowances of $17 and $13	2,012	1,517
Inventories	5,562	2,368
Prepaid expenses	409	189
Total current assets	37,478	4,721
Property and equipment, net	701	360
Evaluation equipment, net	701	636
Other assets	314	523
TOTAL	$39,194	$6,240

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$1,391	$2,361
Accrued liabilities	1,562	1,785
Current portion of promissory notes	3,200	9,318
Current portion of capital lease obligation	25	20
Total current liabilities	6,178	13,484
Long-term debt—less current portion	4,332	1,343
Warrant liabilities and embedded derivatives	—	5,030
Capital lease obligation	89	95
Total liabilities	10,599	19,952

Commitments and Contingencies (Note 12)

Redeemable convertible preferred stock	—	46,643

Shareholders’ Equity (Deficit):
Preferred stock, $0.0001 par value—1,000,000 shares authorized; no shares issued or outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.0001 par value—75,000,000 shares authorized; 18,253,500 shares issued and outstanding at September 30, 2007	2	—
Common stock, no par value—20,000,000 shares authorized; 78,942 shares issued and outstanding at December 31, 2006	—	16,430
Additional paid-in capital	121,155	—
Deferred stock-based compensation	—	(793)
Accumulated deficit	(92,562)	(75,992)
Total shareholders’ equity (deficit)	28,595	(60,355)
TOTAL	$39,194	$6,240

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